EXHIBIT 99.1

CONSTELLATION BRANDS, INC.

and

CONSTELLATION CANADA HOLDINGS LIMITED

and

VINCOR INTERNATIONAL INC.

ARRANGEMENT AGREEMENT

DATED

April 2, 2006

OSLER, HOSKIN & HARCOURT LLP

GOODMANS LLP

TABLE OF CONTENTS

(continued)

ARRANGEMENT AGREEMENT

THIS AGREEMENT made the 2nd day of April, 2006

B E T W E E N:

CONSTELLATION BRANDS, INC.,

a corporation existing under the laws

of the State of Delaware,

(hereinafter called “Parent”),

                          - and –

CONSTELLATION CANADA HOLDINGS LIMITED,

a corporation existing under the laws

of Canada,

(hereinafter called “Acquisition Sub”),

                          - and –

VINCOR INTERNATIONAL INC.,

a corporation existing under the laws

of Canada,

(hereinafter called the “Company”).

RECITALS:

A.	Subject to the terms and conditions hereof, Parent, through its wholly-owned subsidiary, Acquisition Sub, is offering to acquire all of the outstanding Common Shares (as hereinafter defined) for $36.50 per Common Share in cash (the “Purchase Price”);

B.	The Company has agreed to submit to its shareholders a statutory arrangement under section 192 of the Canada Business Corporations Act pursuant to which Acquisition Sub will acquire all of the Common Shares of the Company for the Purchase Price on the terms set out in the Plan of Arrangement; and

C.	The Parties have entered this Agreement to set out their agreements in respect of the proposed statutory arrangement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF

INTERPRETATION

Section 1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“Acquisition Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation or recapitalization that, if consummated, would result in any person beneficially owning more than 20% of the Common Shares, or any liquidation or winding-up in respect of the Company or any material subsidiary of the Company; (ii) any sale or acquisition of 20% or more of the fair market value of the assets of the Company on a consolidated basis; (iii) any sale or acquisition of 20% or more of the Company’s shares of any class or rights or interests therein or thereto; (vii) any similar business combination or transaction, of or involving the Company, any subsidiary of the Company, other than with Parent, that if consummated, would result in any Person beneficially owning more than 20% of the Common Shares; or (viii) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Parent or Acquisition Sub;

“Act” means the Canada Business Corporations Act, the governing corporate statute of the Company.

“Affiliate” has the meaning ascribed to it under the Securities Act (Ontario);

“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this agreement.

“Arrangement” means the proposed arrangement under the provisions of section 192 of the Act as set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.1 hereof or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the Act to be filed with the Director after the Final Order is made in order for the Arrangement to become effective;

“Associate” has the meaning ascribed to it under the Securities Act (Ontario);

“business day” means any day on which commercial deposit taking banks are generally open for business in Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in such locations under applicable Laws;

“Canadian GAAP” means Canadian generally accepted accounting principles or interpretations thereof;

“Certificate of Arrangement” means the Certificate of Arrangement to be issued by the Director pursuant to section 192(7) of the Act in respect of the Articles of Arrangement;

“Circular” means the notice of the Meeting and accompanying management information circular, including all appendices thereto, to be sent to Shareholders in connection with the Meeting;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act;

“Common Shares” means the common shares of the Company;

“Company Termination Payment” means $33.6 million;

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34;

“Competition Act Approval” means:

(a)	the issuance of an advance ruling certificate (“ARC”) pursuant to section 102 of the Competition Act (Canada) (the “Competition Act”) by the Commissioner of Competition appointed under the Competition Act (the “Commissioner”) to the effect that the Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an Order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or

(b)	that:

(i)	the waiting period under section 123 of the Competition Act shall have expired, or the Commissioner shall have waived the obligation to notify and supply information under section 113(c) of the Competition Act because substantially similar information was previously supplied in relation to a request for an ARC, and

(ii)	Parent shall have been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an Order under section 92 or section 100 of the Competition Act in respect of the transactions contemplated by this Agreement and any terms and conditions attached to any such advice shall be acceptable to Parent;

“Contracts” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Company or any of the Subsidiaries is a party or by which any of them are bound or under which the Company or any of the Subsidiaries has, or will have, any liability or contingent liability, (in each case, whether written or oral, express or implied), and includes any quotations, orders or tenders which remain open for acceptance and warranties and guarantees;

“Computershare” means Computershare Trust Company of Canada;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Data Room Information” means the documents made available to Parent or Parent’s representatives posted as of 2:00 p.m. on April 2, 2006, to the Project Cartier due diligence website hosted by Intralinks and any written materials provided or made available to Parent or its representatives at the data room set up in the offices of Goodmans LLP in Toronto from March 20, 2006 to and including April 2, 2006;

“Deferred Share Unit Plan” means the Deferred Share Unit Plan of the Company dated as of August 7, 2003, as the same may be amended from time to time in accordance with Section 4.1;

“Director” means the Director appointed pursuant to the Act;

“Director DSU” means a deferred share unit allocated to a director of the Company pursuant to the terms of the Director DSU Plan;

“Director DSU Plan” means the directors’ deferred share unit plan of the Company effective as of August 12, 1998 and amended on August 5, 2004, as the same may be amended from time to time in accordance with Section 4.1;

“Disclosed Publicly” means publicly disclosed in a filing by the Company with the Ontario Securities Commission since March 31, 2005 and on or prior to the date of this Agreement which is currently available for retrieval through the SEDAR system;

“Dissent Rights” means the rights of dissent in respect of the Arrangement as described in the Plan of Arrangement;

“Dissenting Shareholder” means any Shareholder who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

“DSU” means a deferred share unit allocated pursuant to the Deferred Share Unit Plan;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued under the Act giving effect to the Arrangement, which date shall be determined in accordance with Section 2.4;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Employee Share Purchase Plan” means the Employee Share Purchase Savings Plan dated September 6, 1999, as amended on March 1, 2001 and as further amended on August 7, 2003, and the Employee Contribution Plan dated September 6, 1999, as amended on March 1, 2001 and as further amended on November 1, 2004, each as may be amended from time to time in accordance with Section 4.1;

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Governmental Entity” means:

(a)	any supranational body or organization (such as the European Union and the EFTA Surveillance Authority), nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(b)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(c)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America;

“Information” has the meaning given to it in Section 4.5;

“Interim Order” means the interim order of the Court as contemplated by Section 2.3, providing for, among other things, the calling and holding of the Meeting, as the same may be amended;

“Laws” means any and all applicable laws including supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Entity;

“Material Adverse Effect” means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any effect:

(a)	relating to the economy or political condition in any jurisdiction where the Company or its subsidiaries operate or securities currency or banking markets in general;

(b)	affecting the wine industry in general;

(c)	the commencement, occurrence or continuation of any war, armed hostilities or act of terrorism;

(d)	any natural disaster;

(e)	relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against the Company or any of its subsidiaries) or in Canadian GAAP;

(f)	relating to a change in the market trading price of the Common Shares of the Company, other than as a result of a Material Adverse Effect;

(g)	a failure to meet any earnings estimates previously made public by the Company, other than as a result of a Material Adverse Effect; or

(h)	relating to this Agreement, the Transactions and the Arrangement or the announcement thereof;

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Optionholders” means holders of Options;

“Options” means the options to acquire Common Shares granted under the Stock Option Plan;

“OSC” means the Ontario Securities Commission;

“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Entity;

“Outside Date” means June 29, 2006 or such later date as may be mutually agreed by the Parties;

“Party” or “Parties” means a signatory or the signatories to this Agreement, respectively;

“Person” includes any individual, sole proprietorship, partnership, firm, entity, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Entity, and persons acting jointly or in concert and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Plan of Arrangement” means the plan of arrangement in the form of Schedule C and any amendments or variations made thereto in accordance with this Agreement, the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Pre-Acquisition Reorganization” has the meaning given to it in Section 4.4;

“Pre-Effective Date Period” means the period from the time of the execution and delivery of this Agreement among the Parties until the closing of the Transactions on the Effective Date, subject to the earlier termination of this Agreement in accordance with its terms;

“Purchase Plan Shares” means Common Shares held by the trustee of the Employee Share Purchase Plan;

“Purchase Price” has the meaning given to it in the first recital hereto;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, authorizations, agreements, certificates and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that provides that a transaction may only be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Entity that are necessary in connection with the Transactions, as set out in Schedule A hereto;

“Restricted Share Unit Plan” means the Restricted Share Unit Plan of the Company dated August 7, 2003 as the same may be amended from time to time in accordance with Section 4.1;

“RSU” means a restricted share unit allocated to an eligible officer or employee of the Company or one of its subsidiaries pursuant to the terms of the Restricted Share Unit Plan;

“RSU Shares” means the Common Shares purchased by the RSU Trustee and held in the fund established pursuant to the Restricted Share Unit Plan Trust Agreement dated June 15, 2004 between the Company and Computershare;

“RSU Trustee” means Computershare, in its capacity as trustee pursuant to the Restricted Share Unit Plan Trust Agreement dated June 15, 2004 between the Company and Computershare;

“Securities Laws” means, collectively, the securities Laws of each province and territory of Canada and the federal securities laws of the United States;

“Shareholders” means holders of Common Shares;

“Stock Option Plan” means the Stock Option Plan of the Company adopted on June 6, 1996, as amended by Amendment No. 1 dated June 2, 2000, Amendment No. 2 dated

June 7, 2001, Amendment No. 3 dated August 8, 2001, Amendment No. 4 dated May 30, 2002 and Amendment No. 5 dated August 8, 2002, as the same may be amended from time to time in accordance with Section 4.1;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate, and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” means a bona fide written Acquisition Proposal that is unsolicited after the date hereof and (i) that is reasonably capable of being completed without undue delay that would result in a Person (other than Parent or a subsidiary thereof) having record or beneficial ownership of 100% of the voting or economic interest in the Company or all or substantially all of the assets of the Company in consideration for cash or marketable securities listed on the TSX or an exchange of at least equivalent stature in another country; (ii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Company’s board of directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), will be obtained, (iii) which is not subject to a due diligence and/or access condition which would allow access to the books, records, personnel or properties of the Company or any subsidiary or their respective representatives beyond 5:00 p.m. (Eastern Standard Time) on the tenth day after which access is afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by the Company during such ten day period); (iv) is made available to all Shareholders in Canada and the United States; (v) in respect of which the Company’s board of directors determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Shareholders from a financial point of view than the Transactions taking into account any change in the Transactions proposed by Parent pursuant to Section 4.3(g);

“Tax” and “Taxes” means, with respect to any Person, all supranational, federal, state, local, provincial, branch or other taxes, including income, gross receipts, windfall profits, value added, severance, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, environmental taxes, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, alcohol taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Transactions” means, collectively the transactions contemplated herein and in the Plan of Arrangement; and

“TSX” means The Toronto Stock Exchange Inc.

Section 1.2 Certain Rules of Interpretation

In this Agreement:

(a)	Consent - Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency - Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(c)	Governing Law - This Agreement is a Contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Each Party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

(d)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(e)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)	No Strict Construction - The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)	Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i)	Statutory references - A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(j)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(k)	Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day.

(l)	Subsidiaries - To the extent any representations, warranties, covenants or agreements contained herein relate, directly or indirectly, to a subsidiary of any Party, each such provision shall be construed as a covenant by such Party to cause (to the fullest extent to which it is legally capable) such subsidiary to perform the required action.

(m)	Knowledge of the Company - The term knowledge of the Company means the actual knowledge of the President and Chief Executive Officer, Chief Financial Officer, the Vice President, Treasurer and the Executive Vice-President, Human Resources of the Company.

Section 1.3 Entire Agreement

This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

Section 1.4 Schedules

The schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description
A	Regulatory Approvals
B	Arrangement Resolution
C	Plan of Arrangement

ARTICLE 2

THE TRANSACTIONS

Section 2.1 The Arrangement

The Arrangement shall be comprised of substantially the events or transactions, taken in the sequence indicated in Schedule C to this Agreement.

Section 2.2 Implementation Steps by the Company

The Company covenants in favour of Parent that the Company shall:

(a)	as soon as reasonably practicable and in no event later than May 1, 2006, apply in a manner acceptable to Parent, acting reasonably, under section 192 of the Act for the Interim Order and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

(b)	use commercially reasonable efforts to convene and hold the Meeting on June 1, 2006 but in any event not before June 1, 2006, for the purpose of considering the Arrangement Resolution, and with the consent of Parent acting reasonably for any other proper purpose as may be set out in the notice for such meeting; provided that the Arrangement Resolution shall be voted on before any other matter at the Meeting, unless otherwise agreed to by Parent;

(c)	except as required for quorum purposes or otherwise permitted under this Agreement, not adjourn (except as required by law or by valid Shareholder action), postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed;

(d)	subject to Section 4.3: (i) through the Company’s board of directors, recommend that Shareholders vote in favour of the Arrangement Resolution and include such recommendation in the Circular; and (ii) use commercially reasonable efforts to solicit from the Shareholders proxies in favour of the approval of the Arrangement Resolution, including if so requested by Parent using the services of dealers and proxy solicitation services, and take all other actions that are necessary or desirable to secure the approval of the Arrangement by the Shareholders;

(e)	subject to obtaining the approvals as are required by the Interim Order, as soon as reasonably practicable after the Meeting apply to the Court under section 192 of the Act for the Final Order, approving the Arrangement, and thereafter proceed with and diligently pursue the obtaining of the Final Order;

(f)	subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each Party, on the date contemplated in Section 2.4 or as soon thereafter as reasonably practicable send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the Act to give effect to the Arrangement;

(g)	instruct counsel acting for it to bring the applications referred to in Sections 2.1(a) and 2.1(e) in cooperation with counsel to Parent;

(h)	permit Parent and its counsel to review and comment upon drafts of all material to be filed by the Company with the Court in connection with the Arrangement, including the Circular and any supplement or amendment contemplated by Section 2.6(c), and shall accept the reasonable comments of Parent and its counsel and provide counsel to Parent on a timely basis with copies of any notice of appearance and evidence served on the Company or its counsel in respect of the application for the Interim Order and the Final Order or any appeal therefrom and of any notice (written or oral) received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order; and

(i)	not (i) file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, or (ii) send to the Director, for endorsement and filing by the Director, the Articles of Arrangement, except in either case as contemplated hereby or with Parent’s prior written consent, such consent not to be unreasonably withheld or delayed.

Section 2.3 Interim Order

The application referred to in Section 2.2(a) shall request that the Interim Order provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)	that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Shareholders present in person or by proxy at the Meeting;

(c)	that, in all other respects, the terms, restrictions and conditions of the Company’s articles of incorporation and by-laws each as amended prior to the date of this Agreement, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(d)	for the grant of the Dissent Rights; and

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

Section 2.4 Articles of Arrangement, Effective Date and Closing

The Articles of Arrangement shall implement the Plan of Arrangement. On the later of (a) June 5, 2006 and (b) the business day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date) set forth in Article 5, and unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed with the Director. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the Act. The closing will take place at the offices of Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, 63rd Floor, Toronto, Ontario M5X 1B8 at 9:00 a.m. (Toronto time) on the Effective Date.

Section 2.5 The Circular and Related Materials

As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and complete, in consultation with Parent, the Circular together with any other documents required by the Securities Act (Ontario), the Act and other applicable Laws in connection with the Meeting and the Arrangement, and all reasonable comments made by Parent and its counsel shall be accepted and incorporated into the Circular and such other documentation. As promptly as reasonably practicable thereafter, and after receipt of the Interim Order, the Company shall cause the Circular and other documentation required in connection with the Meeting to be sent to each Shareholder and to any other person required by the Interim Order and to be filed as required by the Interim Order and applicable Laws. In any event the Company will have prepared all materials necessary for filing the application for the Interim Order with the Court and the Director within 30 days after the date of this Agreement, except to the extent any delay beyond such period is due to Parent’s failure to comply on a timely basis with its obligations under Section 2.6 in respect of the Circular.

Section 2.6 Securities and Corporate Compliance

(a)	The Company shall (with Parent and Parent’s counsel) diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 of the Canadian Securities Administrators in relation to the Meeting and, without limiting the generality of the foregoing, shall, in consultation with Parent, use all reasonable efforts to benefit from the accelerated timing contemplated by such policy.

(b)	Each of Parent and the Company shall furnish to the other all such information concerning it, its Affiliates (including, in the case of Parent, Acquisition Sub) and its shareholders and, in the case of the Company, the Optionholders, as may be required to effect the actions described in Section 2.5 and Section 2.6, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other Transactions will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

(c)	Parent and the Company shall each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular or any application for an order hereunder contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, Parent and the Company shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required by applicable Law or the Court, shall cause the same to be distributed to Shareholders and filed with the Ontario Securities Commission and the applicable securities regulatory authorities of the other provinces and territories of Canada.

(d)	The Company shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Parent or Acquisition Sub). Without limiting the generality of the foregoing, the Company shall ensure that the Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

Section 2.7 Dissent

The Company shall give Parent prompt notice of any written notice of dissent, withdrawal of such notice, and any other instruments received by the Company pursuant to the Dissent Rights.

Section 2.8 Compensation Plans

Parent and Acquisition Sub acknowledge and agree that the Company will take all such steps as may be necessary or desirable to allow all Optionholders to participate in the Arrangement in respect of all vested and unvested unexercised Options which will be acquired by the Company for a cash amount equal to the difference between $36.50 and the applicable exercise price, less applicable withholdings. Parent and Acquisition Sub further acknowledge and agree that, pursuant to the Arrangement, all RSUs (vested and unvested), DSUs (vested or unvested), Director DSUs and Purchase Plan Shares will be acquired or cancelled by Acquisition Sub or the Company on the Effective Date, for cash equal to $36.50 per RSU, DSU, Director DSU or Purchase Plan Share, as the case may be, less applicable withholdings.

In the event that Parent concludes that it is necessary or desirable to deal with the Options, DSUs, Director DSUs, RSUs or Purchase Plan Shares in a different manner than described above, having consequences to the holders thereof and the Company, which are equivalent to or better than those contemplated in this Agreement (an “Alternative Plan”), and so advises the Company in writing by April 17, 2006, the Company agrees to cooperate with Parent in implementing such Alternative Plan.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and Acquisition Sub as follows (which representations and warranties are subject to Section 3.4), and acknowledges that Parent and Acquisition Sub are relying upon these representations and warranties in connection with the entering into of this Agreement:

(a)	The Company’s board of directors, at a meeting duly called and held prior to the execution and delivery of this Agreement, has duly and unanimously adopted resolutions:

(i)	authorizing and approving this Agreement and the Arrangement;

(ii)	authorizing the Company to execute and deliver this Agreement;

(iii)	authorizing the Company to consummate this Agreement on the terms set forth herein and in the Plan of Arrangement;

(iv)	determining that the Plan of Arrangement is fair to Shareholders and is in the best interests of the Company;

(v)	directing that the Arrangement Resolution be submitted to a vote at a meeting of Shareholders; and

(vi)	recommending that Shareholders approve the Arrangement Resolution.

(b)	As of the date hereof, all of the directors of the Company entitled to vote at the Meeting have advised the Company that they intend to vote or cause to be voted all Common Shares beneficially held by them in favour of the Arrangement Resolution and the Company shall make a statement to that effect in the Circular.

(c)	The Company and each subsidiary has been duly incorporated or formed under all applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted. The Company and its subsidiaries do not have any interest in any Person that is material to the Company other than those disclosed in the Data Room Information. All of the Company’s subsidiaries are wholly owned by the Company. All of the outstanding shares of the Company’s subsidiaries which are held directly or indirectly by the Company are validly issued, fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Encumbrances of any kind or nature whatsoever held by third parties. There are no options, warrants, conversion privileges or other rights, agreements, arrangements, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any shares, other ownership interests or other securities in any of the Company’s subsidiaries and no Person has made any claim or asserted any right in respect thereof. All ownership interests of the Company and its subsidiaries in the Company’s joint ventures are owned free and clear of all Encumbrances of any kind or nature whatsoever held by third parties and there are no options, warrants, conversion privileges or other rights, agreements, arrangements, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any ownership interests therein.

(d)	The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series. As at the date of this Agreement there are 33,601,310 issued and outstanding Common Shares, there are Options to acquire an aggregate of 1,121,625 Common Shares outstanding under the Stock Option Plan, an aggregate of 228,996 RSUs were issued and outstanding under the Restricted Share Unit Plan, 53,242 Director DSUs were issued and outstanding under the Director DSU Plan and 34,874 DSUs under the Deferred Share Unit Plan were issued and outstanding. Except for such options, in respect of the RSUs, pursuant to the Employee Share Purchase Plan and the right of a director to elect to receive Common Shares in lieu of Director DSUs pursuant to the Outside Director Share Compensation Plan (for which no director has made such an election), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company or any subsidiary to issue or sell any shares of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of the Company and no person has made any claim or asserted any right in respect thereof. All outstanding Common Shares and the Common Shares to be issued on exercise of the Options have been duly authorized. The outstanding Common Shares are, and the Common Shares to be issued on exercise of the Options, will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. All securities of the Company (including the Common Shares, the Options, the RSUs, the Director RSUs and the DSUs) have been issued in compliance, in all material respects, with all applicable Securities Laws.

(e)	The Company has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Arrangement have been duly authorized by its board of directors and, except as may be contemplated in the Interim Order, no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(f)	The authorization of this Agreement, the execution and delivery by the Company of this Agreement and the performance by it of its obligations under this Agreement, and the consummation of the Arrangement will not:

(i)	result (with or without notice or the passage of time) in a violation or breach of or otherwise accelerate any rights, obligations or liabilities under, constitute a default under, or require any consent to be obtained under, any provision of:

(A)	its or any subsidiary’s certificate of incorporation, articles, by-laws or other charter documents or any agreement which it has with any of its Shareholders or the agreements covering any of its or any of its subsidiaries’ joint ventures;

(B)	any applicable Laws (subject to obtaining the Regulatory Approvals), except to the extent that the violation or breach of, or failure to obtain any consent under, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; or

(C)	any note, bond, mortgage, indenture, contract, licence, permit, government grant to which the Company, any subsidiary or any of its or its subsidiaries’ material joint ventures is party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company;

(ii)	give rise to any event of default, right of termination, acceleration or cancellation of indebtedness of the Company, any subsidiary or any of its or its subsidiaries’ material joint ventures, or cause any such indebtedness to come due before its stated maturity or cause any available credit of the Company, any subsidiary or any of its or its subsidiaries’ material joint ventures to cease to be available except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; or

(iii)	result in the imposition of any encumbrance, charge or lien upon any assets of the Company, any subsidiary or any of its or its subsidiaries’ material joint ventures except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(g)	To the knowledge of the Company, no material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Company, any subsidiary or any of its or its subsidiaries’ material joint ventures in connection with the execution and delivery of this Agreement other than those which are contemplated by this Agreement.

(h)	Neither the Company nor any subsidiary is a party to any shareholder, pooling, voting trust or other agreements relating to the issued and outstanding shares of the Company.

(i)	The audited consolidated financial statements of the Company (including any related notes thereto) as at and for the fiscal years ended, March 31, 2004 and March 31, 2005 and the unaudited consolidated financial statements of the Company for each of the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 (such audited and unaudited consolidated financial statements referred to collectively as the “Financial Statements”) have been prepared in accordance with Canadian GAAP and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the subsidiaries on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, recurring year-end adjustments that are not material.

(j)	Since March 31, 2005 (i) each of the Company, its subsidiaries and its and its subsidiaries’ material joint ventures has conducted its business only in the ordinary course of business consistent with past practice; and (ii) there have not occurred any circumstances or events which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(k)	There is no claim, action, proceeding or investigation that has been commenced or, to the knowledge of the Company, threatened against the Company, any subsidiary or its or its subsidiaries’ material joint ventures, as the case may be, before any Governmental Entity which, if determined adversely to the Company, the subsidiary or material joint venture, as the case may be, would, individually or in the aggregate, reasonably be expected to: (i) have a Material Adverse Effect with respect to the Company; (ii) prevent or materially delay the consummation of the Arrangement; or (iii) result in the issuance of any additional Common Shares or other securities of the Company or any of its subsidiaries. None of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect with respect to the Company. None of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures is subject to any warranty, negligence, performance or other claims or disputes or potential claims or disputes in respect of products or services currently being delivered or previously delivered, and, to the knowledge of the Company, there are no events or circumstances which would reasonably be expected to give rise to any such claims or disputes or potential claims or disputes, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(l)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, or which would not materially impair the ability of the Company to perform its obligations hereunder or reasonably be expected to prevent or materially delay the consummation of the Arrangement.

(m)	To the knowledge of the Company, none of the Company or any of its subsidiaries or any director, officer, agent, employee or other person or entity acting on behalf of the Company or any of its subsidiaries (i) has used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity unlawful in the relevant applicable jurisdiction in which it was made or given or made any direct or indirect payment to any government official or employee from corporate funds unlawful in the relevant applicable jurisdiction in which it was made or violated in any material respect or is in violation in any material respect of any provision of any applicable Law in the relevant applicable jurisdiction with respect to such matters or paid, made or accepted any unlawful bribe, rebate, payoff, influence payment kickback or other unlawful payment or (ii) has violated or operated in non-compliance with, or is in violation or non-compliance with, or conducts or has conducted any business or operations which would violate or not comply with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Law.

(n)	Except as disclosed in the Company’s audited financial statements as at and for the fiscal year ended March 31, 2005, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2005, none of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(o)	None of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures, or any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under: (A) any note, bond, mortgage, indenture or other instrument evidencing any indebtedness to which the Company, its subsidiaries or its or its subsidiaries’ material joint ventures is a party; or (B) any Contract, agreement, lease, licence, permit, franchise or other instrument or obligation other than any evidencing indebtedness for borrowed money the breach of any of which referred to in this subparagraph, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(p)	Each of the Company and its predecessors has filed with all applicable securities regulatory authorities, stock exchanges and all applicable self-regulatory organizations true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by either of them since April 1, 2003, and all such documents complied in all material respects with the requirements of applicable Securities Laws. Without limiting the generality of the foregoing, the

Company and its predecessors have filed with the Ontario Securities Commission and the applicable securities regulatory authorities of the other provinces and territories of Canada, by posting upon the SEDAR system, true and complete copies of all forms, reports, schedules, statements and other documents required in accordance with applicable Securities Laws to be filed by it in the last three years. (Such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the “Company SEDAR Documents”). The Company SEDAR Documents at the time filed: (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws. The Company has not filed any confidential material change report with the Ontario Securities Commission or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(q)	The Common Shares are not a class of securities registered pursuant to section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(r)	The financial books, records and accounts of the Company, each of its subsidiaries and each of its and its subsidiaries’ material joint ventures, in all material respects: (i) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company, its subsidiaries and its and its subsidiaries’ material joint ventures; and (ii) accurately and fairly reflect the basis for the Financial Statements. The Company’s corporate minute books contain minutes of all meetings and resolutions of the directors and securityholders which have been approved by the Company’s board of directors and Parent’s outside legal counsel has been provided with access to a complete copy of such minute book, and to all draft minutes of meetings not yet approved by the Company’s board of directors.

(s)	The Data Room Information contains complete copies of all material contracts of the Company, whether or not entered into in the ordinary course of business. None of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures, is a party to or bound by any non-competition agreement or any other agreement or obligation, other than pursuant to Laws, which purports to limit the manner or the localities in which all or any material portion of the business of the Company, its Affiliates, its subsidiaries or its or its subsidiaries’ material joint ventures is or would be conducted other than such contracts which individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or would not materially impair the ability of the Company to perform its obligations hereunder or reasonably be expected to prevent or materially delay the consummation of the Arrangement.

(t)	The Company has not received any written (or to the knowledge of the Company other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company, its subsidiaries or its or its subsidiaries’ material joint ventures, and to the knowledge of the Company, no such action has been threatened, which in either case individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(u)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are used in their respective businesses; to the knowledge of the Company, the use by the Company, its subsidiaries and its and its subsidiaries’ material joint ventures of its patent rights, trade names, know how, registered trademarks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor (“Applicable IP”) does not infringe upon or breach the industrial or intellectual property rights of any other Person; and one of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures have commenced legal proceedings against any Person relating to an infringement by such Person of any Applicable IP; except, in each case, to the extent that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company.

(v)	None of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures:

(i)	is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any senior executive;

(ii)	is a party to any collective bargaining agreement or subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the knowledge of the Company pending or threatened strikes or lockouts at the Company or any subsidiary or material joint venture of the Company or any subsidiary that, in each case, would individually or in the aggregate have a Material Adverse Effect with respect to the Company; and

(iii)	is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or to the knowledge of the Company threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would individually or in the aggregate not have a Material Adverse Effect with respect to the Company.

(w)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate, or for such proceedings which individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

(x)	All persons who are or were performing services in the United States for the Company or any of its subsidiaries or material joint ventures and who are or were classified as independent contractors do or did satisfy and have satisfied the requirements of applicable Laws to be so classified, and the Company, its subsidiary or material joint venture has, since January 1, 2003, fully and accurately reported their compensation on IRS Forms 1099 when required to do so, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y)	Parent has been provided with access to true and complete copies of all collective agreements to which the Company, its subsidiaries or its or its subsidiaries’ material joint ventures is a party (the “Collective Agreements”). To the knowledge of the Company, there are no threatened or apparent union organizing activities involving employees of the Company, its subsidiaries or any of its or its subsidiaries’ material joint ventures not already covered by the Collective Agreements that would have a Material Adverse Effect with respect to the Company. None of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures, is in material violation of any provision under any Collective Agreement. There is no strike or lock out occurring or, to the knowledge of the Company, threatened affecting the Company, its subsidiaries or any of its or its subsidiaries’ material joint ventures that would have a Material Adverse Effect with respect to the Company, except as Disclosed Publicly.

(z)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures are in compliance with the requirements of all applicable Laws covering occupational health and/or safety, including, to the extent applicable, the Occupational Health and Safety Act (Ontario), as amended, and the regulations promulgated thereunder, except for any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(aa)	Except as Disclosed Publicly:

(i)	The Company has complied, in all material respects, with all the terms of all agreements and all applicable Laws in respect of the pension and other employee compensation and benefit obligations of the Company, its subsidiaries and its and its subsidiaries’ material joint ventures, including the terms of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon the Company, its subsidiaries or its or its subsidiaries’ material joint ventures

(collectively referred to as “Applicable Plans”), and all Applicable Plans are fully funded and in good standing in all material respects with such regulatory authorities as may be applicable.

(ii)	No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Applicable Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Applicable Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to the Company.

(iii)	No event has occurred or condition exists with respect to any of the Applicable Plans or relating to any employee of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to the Company.

(bb)

(i)	All Tax Returns required to be filed by or on behalf of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures have been filed in the prescribed from and within the prescribed time and all such Returns are true, complete and correct in all material respects.

(ii)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures, have duly and timely paid all Taxes (except to the extent immaterial, individually or in the aggregate), including all instalments on account of Taxes for the current year, that are due and payable by it on or before the date of this Agreement whether or not assessed and whether or not shown on any Tax Return. Adequate provision has been made on the consolidated financial statements of the Company for amounts at least equal to the amount of all Taxes payable by any of the Company, its subsidiaries or any of its or its subsidiaries’ material joint ventures of the Company that are not yet due and payable whether or not assessed and whether or not shown as being due on any Tax Returns and that relate to periods ending on or prior to the date of this Agreement, including income taxes and related deferred taxes, in conformity with Canadian GAAP and all other applicable accounting rules and principles and has made adequate provisions in their books and records for any Taxes accruing in respect of any accounting period which has ended subsequent to the period covered by such financial statements.

(iii)	No deficiencies exist or have been asserted with respect to Taxes of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures, none of the Company, its subsidiaries or its subsidiaries’ material joint ventures is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against the Company or any of its subsidiaries or its or its subsidiaries’ material joint ventures, or any of their respective assets, except where such deficiencies, actions or proceedings are not material to the Company, such subsidiary or such material joint venture.

(iv)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures have duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any Person, including any employees, officers or directors and any non-resident Person) and has duly and timely remitted to the appropriate tax authority such Taxes and other amounts required by Law to be remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures have duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate authority any such amounts required by Law to be remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect..

(cc)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures own, possess, or have obtained and are in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses substantially as now conducted or as proposed to be conducted except for where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, or would not reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Arrangement.

(dd)	Policies of insurance in force as of the date hereof naming the Company as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Company, its subsidiaries and its and its subsidiaries’ material joint ventures for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of the Company reasonable to seek such insurance rather than provide for self insurance. All such policies of insurance shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the Arrangement other than such cancellations as would not individually or in the aggregate have a Material Adverse Effect with respect to the Company.

(ee)	All operations of the Company, its subsidiaries and its and its subsidiaries’ material joint ventures have been and are now in compliance with all applicable Laws, including applicable common laws, relating to the protection of the environment and employee and public health and safety (“Environmental Laws”), except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Except as Disclosed Publicly, or except for those with respect to which adequate provision in accordance with Canadian GAAP has been made on the financial statements of the Company or a predecessor to the Company, none of the Company, its subsidiaries or its or its subsidiaries’ material joint ventures, is subject to:

(i)	any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(ii)	any demand or notice with respect to any Environmental Laws applicable to the Company, its subsidiaries or its or its subsidiaries’ material joint ventures including any regulations respecting the use, storage, treatment, transportation or disposition of any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

which, in each case, individually or in the aggregate would have a Material Adverse Effect with respect to the Company.

(ff)	The Company, its subsidiaries and its and its subsidiaries’ material joint ventures have title to all of their properties and assets, free and clear of any material claims or Encumbrances, and the Company’s properties and assets are sufficient for the conduct of the Company’s business as now carried on or as contemplated by the Company to be carried on.

(gg)	There are no contracts or other transactions between the Company, any of its subsidiaries or any of its or its subsidiaries’ material joint ventures, on the one hand, and any (i) officer or director of the Company or any of its subsidiaries or its or its subsidiaries’ material joint ventures, (ii) any holder of record or beneficial owner of 5% or more of any class of the voting or non-voting equity securities of the Company, or (iii) any Affiliate or Associate of any such officer, director or beneficial owner, on the other hand. There are no outstanding loans made by the Company or any of its subsidiaries to any executive officer (as defined National Instrument 51-102-Continuous Disclosure Obligations) or director of the Company or any of its subsidiaries other than a loan to a joint venture of which a subsidiary of the Company owns 48% and an executive officer owns 26%.

(hh)	The Company has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by the Company under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the applicable Securities Laws. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports and other filings under applicable Securities Laws is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(ii)	The Company maintains internal control over financial reporting. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP. To the knowledge of the Company, prior to the date of this Agreement there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since March 31, 2005 and prior to the date of this Agreement, neither the Company, nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise obtained knowledge of any (A) material complaints, allegations, assertions or claims from any source regarding accounting, internal accounting controls or auditing matters or (B) expressions of concern from employees of the Company regarding questionable accounting or auditing matters.

(jj)	No attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its subsidiaries or their respective officers, directors, employees or agents to the Company’s audit committee (or other committee designated for the purpose) of the Company’s board of directors or the Company’s board of directors.

(kk)	The Company is in compliance in all material respects with the applicable listing rules and regulations of the Toronto Stock Exchange.

(ll)	The Company’s board of directors has received a written opinion from each of BMO and Merrill Lynch (as defined below), dated April 2, 2006 to the effect that the Purchase Price to be received pursuant to this Agreement is fair to the Shareholders (other than Parent and its Affiliates) from a financial point of view. The Company shall provide complete and correct signed copies of such opinions to Parent as soon as practicable after the date of this Agreement and such opinions have not been withdrawn or revoked or otherwise modified in any material respect. The Company has received the consents of BMO and Merrill Lynch to include such opinions in the Circular.

Section 3.2 Representations and Warranties of Parent and Acquisition Sub

Parent and Acquisition Sub jointly and severally represent and warrant as follows, and acknowledge that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Parent has been duly incorporated or formed under the laws of the State of Delaware and is validly existing;

(b)	Acquisition Sub has been duly incorporated under the laws of Canada and is validly existing;

(c)	all of the outstanding shares of Acquisition Sub are held directly or indirectly by Parent;

(d)	each of Parent and Acquisition Sub have the necessary corporate power, authority and capacity to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation of the Arrangement have been duly authorized by the boards of directors of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Parent and the Acquisition Company and constitutes a valid and binding obligation of each of them, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity;

(e)	the authorization of this Agreement, the execution and delivery by Parent and Acquisition Sub of this Agreement and the performance by Parent and Acquisition Sub of their respective obligations hereunder and the consummation of the Arrangement, will not result (with or without notice or the passage of time) in violation or breach of, or constitute a default under any provision of: (i) the constituting documents of Parent or Acquisition Sub; (ii) subject to obtaining any necessary consent, approval, order or authorization of a Governmental Entity, any applicable Law; or (iii) any judgment, decree, order, or award of any court, governmental body or arbitrator;

(f)	Parent has made adequate arrangements (as such term is understood for the purposes of Section 96 of the Securities Act (Ontario)) to ensure that the required funds will be available to effect payment in full for all the Common Shares to be acquired pursuant to the Arrangement; and

(g)	the Parent does not own, or have control or direction over, any Common Shares other than 1,000 Common Shares which are owned beneficially and of record by the Parent.

Section 3.3 Survival

The representations and warranties of the Company and Parent contained herein shall survive the execution and delivery of this Agreement but shall terminate on the earlier of the termination of this Agreement in accordance with its terms and immediately following the Effective Time. Any investigation by a Party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another Party to this Agreement. The termination of this Agreement shall not relieve any Party from liability for breach of this Agreement prior to such termination or such representations and warranties.

Section 3.4 Effect of Disclosure

Each of the representations and warranties of the Company set forth in Sections 3.1(c), (f), (g), (h), (j), (k), (l), (n), (o), (r), (s), (t), (u), (v), (w), (x), (y), (z), (aa), (bb), (cc), (dd), (ee), (ff) and (gg) is qualified by and is made subject to the disclosure made in the Data Room Information, the Company SEDAR Documents or the six management diligence meetings held on March 22 and 23, 2006.

ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business During Pre-Effective Date Period

(a)	During the Pre-Effective Date Period, the Company agrees that the businesses of the Company, the subsidiaries and its and its subsidiaries’ material joint ventures shall be conducted in, and the Company, the subsidiaries and its and its subsidiaries’ material joint ventures shall not take any action except in, the ordinary course of business and consistent with past practice, and the Company shall use its commercially reasonable efforts to preserve the goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, including preserving the current relationships of the Company, the subsidiaries and its and its subsidiaries’ material joint ventures with customers, suppliers, distributors, licensors, employees and other Persons with which the Company, any subsidiary or any of its or its subsidiaries’ material joint ventures has significant business relations. The Company shall promptly advise Parent in writing of any material change or event occurring after the date of this Agreement which, individually or in the aggregate, has had or in the good faith judgment of the Company is reasonably likely to have a Material Adverse Effect.

(b)	Without limiting the generality of the foregoing, the Company covenants and agrees that during the Pre-Effective Date Period, unless Parent shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, the Company will cause each subsidiary and will use its commercially reasonable efforts to cause each of the Company’s or its subsidiaries joint ventures, to:

(i)	(A) continue to carry on its business in the ordinary course consistent with past practice in all material respects, and (B) to use commercially reasonable efforts to preserve intact its present business organization and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers, employees and others having business relationships with them;

(ii)	not split, consolidate or reclassify any of its outstanding shares nor undertake any other capital reorganization, nor declare, set aside or pay any dividends on, reduce capital or make any other distributions on or in respect of its outstanding shares other than the payment of a dividend in the amount of Cdn.$0.15 per Common Share on April 17, 2006 to holders of Common Shares of record at the close of business on March 31, 2006, and, if the Effective Date has not occurred by June 15, 2006, the payment of a dividend in the amount of Cdn.$0.15 per Common Share to holders of Common Shares of record at the close of business on June 30, 2006 and not reduce its stated capital;

(iii)	not amend its articles or by-laws, the Stock Option Plan, the Restricted Share Unit Plan, the Deferred Share Unit Plan, the Director DSU Plan, the Employee Share Purchase Plan or the terms of any of its outstanding securities, including any outstanding indebtedness and credit facilities;

(iv)	not issue any securities (other than the issuance of Common Shares upon the exercise of currently outstanding Options issued pursuant to the Stock Option Plan and the issuance of Director DSUs and DSUs in connection with the $0.15 dividend payable on April 17, 2006), or redeem, offer to purchase or purchase any of its outstanding securities;

(v)	not enter into, adopt, amend, vary, modify or take any other action with respect to any bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits except for changes in compensation for employees, other than officers and directors, in the ordinary course of business consistent with past practice, or except as may be required to satisfy Section 4.1(b)(i)(B) and other than continued purchases under the Employee Share Purchase Plan until the Effective Date, the amendment of eight change of control agreements as disclosed in the Data Room Information, the entering into of nine trust agreements relating to amounts payable under nine change of control agreements arising from the merger resulting from the Arrangement as included in the Data Room Information and the procuring of a letter of credit to be held by each such trust, the payment of all directors fees owing up to the Effective Date in an amount consistent with past practice and the payment of approximately $3 million (but not exceed $3.3 million) of bonuses to officers and employees as approved by the Board of Directors or any committee thereof in respect of the fiscal year ended March 31, 2006;

(vi)	subject to clause (xv), not sell, lease, grant an option with respect to, encumber or otherwise dispose of any capital assets or group of related capital assets (through one or more related or unrelated transactions) having a value in excess of $2 million in the aggregate for all such transactions;

(vii)	not incur or commit to incur any indebtedness for borrowed money or issue any debt securities, incur or commit to incur, or guarantee, endorse or otherwise become responsible for any other material liability, obligation or indemnity or the obligations of any other Person or other business organization, or make any loans or advances except to wholly-owned subsidiaries, other than in the ordinary course of business consistent with past practice;

(viii)	not authorize, agree to issue, issue or award (a) any Options under the Stock Option Plan or otherwise; (b) except as contemplated in clause (iv) above, any DSUs under the Deferred Share Unit Plan or otherwise or Director DSUs under the Director DSU Plan or otherwise; or (c) any RSUs under the Restricted Share Unit Plan;

(ix)	not pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s financial statements or incurred in the ordinary course of business consistent with past practice;

(x)	not, and not authorize, recommend or propose to, waive, release, grant, transfer, exercise or amend any rights of material value or modify or change in any material respect (A) any existing contractual rights, or (B) any other material licence, lease, contract or other document other than in the ordinary course of business consistent with past practice, and only if so doing would not have a Materially Adverse Effect;

(xi)	not enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives or other similar financial instruments, other than in the ordinary course of business consistent with past practice;

(xii)	use commercially reasonable efforts to cause its current insurance (or re-insurance) policies or any of the coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)	not incur, or commit to, capital expenditures in excess of $15 million in the aggregate consistent with the Company’s 2007 business plan included in the Data Room Information;

(xiv)	not make any changes to existing accounting policies other than as required by applicable Law or by Canadian GAAP;

(xv)	not engage in any transaction with any related parties other than with wholly-owned subsidiaries or joint ventures or in the ordinary course of business consistent with past practice;

(xvi)	not commit to or enter into any new arrangements, or modify any existing arrangements, between the Company and any Shareholder;

(xvii)	not commit to or enter into any new Collective Agreement or modify any existing Collective Agreement, and will share strategy with Parent prior to any meetings with any union or collective bargaining group and will report to Parent after any such meeting;

(xviii)	not acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or other business organization or division or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer or purchase of any property or assets of any other Person, except for purchases of inventory or equipment in the ordinary course of business consistent with past practice, except for the purchase of the Delaine vineyard and related transactions on the terms of the letter agreement included in the Data Room Information on the date hereof and except for capital expenditures to the extent otherwise permitted by this Agreement;

(xix)	(A) duly and timely file all Tax returns required to be filed by it on or after the date hereof and all such Tax returns will be true, complete and correct; (B) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws; (C) not make or rescind any material express or deemed election relating to Taxes; (D) not make a request for a tax ruling or enter into a closing agreement with any taxing authorities; (E) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes and (F) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending March 31, 2005, except as may required by applicable Laws;

(xx)	duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or Securities Laws;

(xxi)	not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its material subsidiaries;

(xxii)	promptly notify Parent orally and in writing of (i) any material change (within the meaning of the Securities Act (Ontario)), on a consolidated basis, in the operation of its businesses or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of the Company contained herein to be untrue or inaccurate; or (y) result in the failure in any material respect of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

(xxiii)	not enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the acquisition of Common Shares by Acquisition Sub pursuant to the Arrangement or which would render, or which reasonably may be expected to render, inaccurate any of the Company’s representations and warranties set forth in this Agreement or interfere with the completion of the Arrangement; and

(xxiv)	not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs.

Section 4.2 Other Covenants of the Company

During the Pre-Effective Date Period, the Company shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by the Company or any of its subsidiaries under this Agreement, co-operate with Parent in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, the Company shall and where appropriate shall cause its subsidiaries to:

(a)	if requested by Parent, participate in joint presentations to Shareholders at times to be mutually agreed acting reasonably; except to the extent that the board of directors of the Company has withdrawn, modified or qualified its recommendation to Shareholders in accordance with the terms of this Agreement;

(b)	advise Parent as requested which may include on a daily basis on each of the last seven business days prior to the Meeting as to the aggregate tally of the proxies and votes received in respect of the Meeting and all matters to be considered at such meeting;

(c)	apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to the Company and the subsidiaries and, in doing so, to keep Parent informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Parent with copies of all related applications, notifications, filings and related documents prior to filing, and, to the extent practicable, the Company shall not file any such document or have any communication with any Governmental Entity without prior consultation with the Parent. The Company shall keep Parent apprised of the content and status of any communications with, and communications from, any Governmental Entity with respect to the Arrangement, and shall provide to Parent copies of all material correspondence with any Governmental Entity. To the extent practicable and permitted by a Governmental Entity, the Company shall permit representatives of Parent to participate in meetings and calls with such Governmental Entities. The Company shall provide to Parent or, if competitively sensitive, Parent’s external antitrust counsel, with all information it reasonably requests for purposes of obtaining the Competition Act Approval, the expiration or termination of the waiting period under the HSR Act, and all other required competition or antitrust consents and approvals;

(d)	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company or any of its subsidiaries relating to the Transactions;

(e)	use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or a subsidiary in connection with the Transactions from other parties to any material loan agreements, material leases or other material Contracts other than as Parent may agree;

(f)	carry out the terms of the Interim Order and the Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on the Company or its subsidiaries with respect to the transactions contemplated by this Agreement;

(g)	use its commercially reasonable efforts to defend all lawsuits and other legal, regulatory or other proceedings, to which it is a party, challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement;

(h)	use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to the Company or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

(i)	provide Parent with a copy of any purported exercise of the Dissent Rights and written communications with any holders exercising or purporting to exercise Dissent Rights; and not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction; and

(j)	promptly advise Parent orally and, if then requested, in writing:

(i)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Time, untrue or inaccurate in any material respect;

(ii)	of the occurrence of any Material Adverse Effect in respect of the Company; and

(iii)	of any material breach by the Company of any covenant or agreement contained in this Agreement; provided however that no such notification shall affect the representatives, warranties, covenants or agreements of the Company or the conditions to the obligations of Parent under this Agreement.

Section 4.3 Company Covenants Regarding Non-Solicitation

(a)	The Company shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of the Company or any subsidiary, take any action of any kind directly or indirectly, with the intention of interfering with the successful acquisition of Common Shares by Parent pursuant to the Arrangement, including, but not limited to, any action to: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of the Company or any subsidiary, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding any Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal provided that for greater certainty, the Company may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the board of directors of the Company has so determined; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the board of directors of the Company or any committee thereof of this Agreement or the Arrangement (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification, except that publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of time not in excess of 10 business days after the first public announcement of such Acquisition Proposal shall not be considered an adverse modification (such period of time, an “Acquisition Proposal Assessment Period”) unless such position continues beyond the expiration of the Acquisition Proposal Assessment Period); (iv) approve or recommend, or after the Acquisition Proposal Assessment Period remain neutral with respect to, or propose publicly to approve or recommend, or after the Acquisition Proposal Assessment Period remain neutral with respect to, any Acquisition Proposal; or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

(b)	Notwithstanding Section 4.3(a) above and any other provision of this Agreement, the Company’s board of directors shall be permitted to: (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent the approval, recommendation or declaration of advisability of the Arrangement; and (ii) engage in discussions or negotiations with, or provide information pursuant to Section 4.3(d) below to, any Person, or take any other action, in response to an Acquisition Proposal by any such Person, if and only to the extent that: (A) it has received a bona fide written Acquisition Proposal that is unsolicited after the date hereof from such Person and such Acquisition Proposal constitutes a Superior Proposal; (B) in the case of clause (i) above, the Company shall have complied with all other requirements of Section 4.3(f) below, (C) the Company’s board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws; (D) in the case of clause (ii) above, prior to providing any information or data to such Person in connection with such Acquisition Proposal, the Company’s board of directors receives from such Person an executed confidentiality agreement on terms at least as favourable to the Company as that executed by Parent, including by including a standstill provision that restricts such Person from announcing an intention to acquire, or acquiring, any securities or assets of the Company without the approval of the Company for a period of not less than two years from the date of such confidentiality agreement subject to the same exceptions in the confidentiality agreement entered into with the Parent; and provided further that the Company sends a copy of any such confidentiality agreement to Parent promptly upon its execution and that Parent is immediately provided with a list of, or in the case of information that was not previously made available to Parent, copies of, any information provided to such Person; and (E) in the case of clause (ii) above, prior to providing any information or data to any such Person or entering into discussions or negotiations with any such Person who has made an Acquisition Proposal, the Company has complied with Section 4.3(d).

(c)	The Company is not currently considering any Acquisition Proposal and will cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person by the Company or any subsidiary or any of its or their representatives or agents with respect to any Acquisition Proposal, whether or not initiated by the Company, and, in connection therewith, the Company will discontinue access to any data rooms (virtual or otherwise) and will request (and exercise all rights it has to require) the return or destruction of all information regarding the Company and its subsidiaries previously provided to any such Person or any other Person and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any information regarding the Company and its subsidiaries. The Company shall not release any third party from any confidentiality agreement or standstill agreement (except to allow such party to propose a Superior Proposal in accordance with the terms of this Agreement).

(d)	From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify Parent, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an

Acquisition Proposal, any request for discussions or negotiations, any request for representation on the board of directors of the Company and any request for non-public information relating to the Company or any subsidiary of which the Company’s directors, officers, representatives or agents are or became aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. The Company shall also provide such other details of the proposal, inquiry, offer or request, or any amendment to any of the foregoing, as Parent may reasonably request. The Company shall keep Parent promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to any of the foregoing, and will respond promptly to all inquiries by Parent with respect thereto.

(e)	The Company shall ensure that its officers, directors, representatives and agents, and its subsidiaries and their officers, directors, representatives and agents, are aware of the provisions of Section 4.3(a) to (d) hereof and agree to be bound thereby, and it shall be responsible for any breach of such provisions by any of them or by any employee of the Company or any subsidiary.

(f)	The Company shall not accept, approve or recommend, nor enter into any agreement (a “Proposed Agreement”) relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 4.3(c) above) unless:

(i)	the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Company has complied with Section 4.3(a) through (g), inclusive;

(iii)	the Company has provided Parent with notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal (including a copy of the confidentiality agreement between the Company and the Person making the Superior Proposal if not previously delivered) at least four business days prior to the date on which the Company’s board of directors proposes to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal;

(iv)	four business days shall have elapsed from the later of the date Parent received notice of the Company’s proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal, and the date Parent received a copy of the written proposal in respect of the Acquisition Proposal and, if the Parent has proposed to amend the terms of the Arrangement in accordance with Section 4.3(g), the Company’s board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal remains a Superior Proposal;

(v)	the Company concurrently terminates this Agreement pursuant to Section 6.2(h); and

(vi)	the Company has previously, or concurrently will have, paid to Parent the Company Termination Payment.

(g)	The Company acknowledges and agrees that, during the four business day period referred to in Section 4.3(f)(iv) or such longer period as the Company may approve for such purpose, Parent shall have the opportunity, but not the obligation, to propose to amend the terms of the Transactions. The board of directors will review any proposal by Parent to amend the terms of the Transactions in order to determine, in good faith in the exercise of its fiduciary duties, whether Parent’s proposal to amend the Transactions would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Transactions.

(h)	The board of directors shall promptly reaffirm its recommendation of the Transactions by press release after: (x) any Acquisition Proposal (which is determined by the board of directors not to be a Superior Proposal) is publicly announced or made; or (y) the board of directors determines that a proposed amendment to the terms of the Transactions would result in the Acquisition Proposal not being a Superior Proposal, and Parent has so amended the terms of the Transactions. Parent and its counsel and other advisors shall be given a reasonable opportunity to review and comment on the form and content of any such press release.

(i)	The Company also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 4.3.

Section 4.4 Pre-Closing Reorganization

The Company will agree to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as Parent may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that the Company need not effect a Pre-Acquisition Reorganization which in the opinion of the Company, acting reasonably, (i) would require the Company to obtain the approval of the Shareholders in respect of such Pre-Acquisition Reorganization other than at the Meeting, (ii) would prejudice the Company’s Shareholders in any material respect, (iii) would impede or materially delay the consummation of the Transactions, or (iv) cannot either be completed immediately prior to or contemporaneously with the Effective Time, or cannot be reversed or unwound without adversely affecting the Company and the Subsidiaries taking into account the Parent’s reimbursement obligations. If the Arrangement is not completed, Parent shall forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and the Subsidiaries in considering or effecting a Pre-Acquisition Reorganization and shall be responsible for any costs of the Company and the Subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to termination of this Agreement at Parent’s request. Parent shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 10 business days prior to the date of the Meeting.

Section 4.5 Access to Information; Confidentiality

(a)	Upon reasonable notice, the Company agrees to provide Parent and its representatives with reasonable access (without disruption to the conduct of the Company’s business) during normal business hours to all books, records, information and files in its possession and control and access to its personnel on an as reasonably requested basis as well as reasonable access to the properties of the Company, its subsidiaries and its and its subsidiaries’ material joint ventures in order to allow Parent to conduct such investigations as Parent may consider necessary or advisable for strategic and transition planning, the structuring of any Pre-Acquisition Reorganization and other valid business reasons, and further agrees to assist Parent in all reasonable ways in any investigations which Parent may wish to conduct. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party contained in this Agreement or any document or certificate given pursuant hereto.

(b)	Parent acknowledges that certain information provided to it prior to the execution of this Agreement or under Section 4.5(a) may be confidential and/or proprietary in nature (the “Information”) and except as permitted by the confidentiality agreement entered into by the Parent and the Company, Parent shall keep the Information confidential and shall not, without the prior consent of the Company, disclose it and shall not use it for any purpose other than those contemplated herein.

Section 4.6 Indemnification

(a)	Parent shall, and shall cause the Company (or its successor) to, indemnify the directors and officers of the Company and the subsidiaries to the fullest extent to which Parent and the Company and the subsidiaries are permitted to indemnify such officers and directors under their respective charters, by-laws, applicable Laws and Contracts of indemnity and to comply with the provisions of the indemnification agreements that have been entered into with each of the directors and such obligations shall survive the Arrangement and shall continue in full force and effect in accordance with the terms of such articles of incorporation, by-laws and such individual indemnity agreements from the Effective Date.

(b)	Parent hereby acknowledges that the Company has in place directors’ and officers’ liability insurance for the current and former directors and officers of the Company and the subsidiaries and certain of its joint ventures on a six year “trailing” (or “run-off”) basis. Parent shall cause the Company or any successor to the Company (including the successor resulting from any winding-up or liquidation or dissolution of the Company) to maintain such directors’ and officers’ insurance policy. Parent also agrees that after the expiration of such six year period it will use all commercially reasonable efforts to cause such directors and officers to be covered under the Parent’s then existing directors and officers insurance policy, if any. Parent acknowledges and agrees that, prior to the Effective Date, the Company shall secure additional directors’ and officers’ liability insurance at a cost not to exceed US$150,000 in respect of defense costs and/or liability imposed.

(c)	In the event the Company or any of its successors or assigns, after the Effective Time, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such successors and assigns of the Company or, at Parent’s option, Parent, shall assume the obligations set forth in this Section 4.6.

(d)	The Company shall not amend the By-laws of the Company after the Effective Time if such action would adversely affect the rights of individuals who, on or prior to the Effective Time, were entitled to advances, indemnification or exculpation thereunder for actions or omissions by such individuals at any time at or prior to the Effective Time. The individuals referred to in the preceding sentence shall include any individuals who served at any time as directors or officers of any subsidiary or joint venture of the Company at the Company’s request, it being acknowledged by the parties hereto that each director or officer of a subsidiary of the Company or joint venture is or was doing so at such request of the Company.

(e)	The provisions of this section 4.6 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, the Company confirms that it is acting as agent and trustee on their behalf.

Section 4.7 Further Action; Commercially Reasonable Efforts

(a)	Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause its subsidiaries and representatives to take, all actions (and to refrain from taking, or to cause its subsidiaries and representatives to refrain from taking, any inconsistent actions), and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things (and to refrain from doing, or to cause its subsidiaries and representatives to refrain from doing, any inconsistent things) necessary, proper or advisable to consummate and make effective, in a reasonably timely manner, the Arrangement and the other Transactions, including (i) the seeking of all necessary actions or non actions, waivers, consents and approvals from the Governmental Entities and the making of all necessary registrations and filings (including filings with the Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) seeking all consents, approvals or waivers from third parties in connection with the Transactions, including those the failure to obtain which would result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or create, give rise to or change any rights or obligations of any Person under, or result in the creation of a Encumbrance) on any property or asset of the parties pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the carrying out of the terms of the Interim Order and Final Order applicable to it and (v) the execution and delivery of any additional instrument necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Plan of Arrangement; provided, however that nothing in this Section 4.7 shall require Parent or its subsidiaries to take, or Parent to agree to have Parent or its subsidiaries take any actions if such actions are reasonably likely, individually or in the aggregate, to have a material and adverse effect on the benefits to be received by Parent from the Transactions.

(b)	The Parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 4.7(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information hereunder, including providing copies of all related documents to the non-filing party and its advisors prior to filing, and, to the extent practicable, neither of the Parties will file any such document or have any communication with any Governmental Entity without prior consultation with the other Party. Each Party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Entity with respect to the Arrangement. To the extent practicable and permitted by a Governmental Entity. Each of the Parties shall provide to the other Parties or, if competitively sensitive, such Party’s external counsel, with all information it reasonably requests for purposes of obtaining any required approval under the Investment Canada Act, Competition Act Approval, the expiration or termination of the waiting period under the HSR Act, and all other required competition or antitrust consents and approvals.

Section 4.8 Notice of Developments

The Company shall give prompt notice to Parent, and Parent or Acquisition Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect such that the condition set forth in Section 5.2(b) or Section 5.3(b), as applicable, would not be satisfied or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 4.9 Resignations

The Company shall use its commercially reasonable efforts to obtain and deliver to Parent evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of each director of the Company and its subsidiaries other than those whom Parent shall have specified in writing at least ten (10) business days prior to the Effective Date.

Section 4.10 Covenants of Parent Regarding the Performance of Obligations

Parent shall, and shall cause its subsidiaries including Acquisition Sub to, perform all obligations required or desirable to be performed by Parent or any of its subsidiaries under this Agreement, and co-operate with the Company in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, Parent shall and where appropriate shall cause its subsidiaries including Acquisition Sub to:

(a)	apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Parent or any of its subsidiaries which are required in order to consummate the Arrangement under this Agreement and, in doing so, keep the Company reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing the Company with copies of all related applications and notifications excluding any part thereof constituting confidential information, in draft form, in order for the Company to provide its reasonable comments thereon;

(b)	use commercially reasonable efforts to assist the Company in obtaining all consents, waivers or approvals that the Company is to use commercially reasonable efforts to obtain pursuant to Section 4.7(a), provided that Parent shall not be obligated to pay any fees or guarantee any obligations in connection with the Company obtaining such consents, waivers or approvals;

(c)	furnish promptly to the Company a copy of each notice, report, schedule or other document or communication delivered or filed by Parent in connection with the Arrangement or the Interim Order or the Meeting with any Governmental Entity in connection with, or in any way affecting, the transactions contemplated herein; and

(d)	use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Parent challenging or affecting this Agreement or the making or completion of the Arrangement.

ARTICLE 5

CONDITIONS

Section 5.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the Transactions shall be subject to the satisfaction, on or before the Effective Time, of the following conditions precedent, each of which may only be waived by the mutual consent of Parent and The Company:

(a)	the Arrangement Resolution shall have been approved and adopted at the Meeting by the Shareholders in accordance with the Interim Order;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in a form satisfactory to each of the Company and Parent, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(c)	no Governmental Entity shall have enacted, issued, enforced or entered any Law which is then in effect that makes the Arrangement illegal or otherwise prevents, prohibits or enjoins the consummation of the Arrangement; and

(d)	the Regulatory Approvals shall have been obtained or satisfied on terms and conditions satisfactory to Parent acting reasonably.

Section 5.2 Additional Conditions Precedent to the Obligations of Parent

The obligations of Parent to complete the Arrangement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for Parent’s exclusive benefit and may be waived by Parent):

(a)	all covenants of the Company under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Company in all material respects and Parent shall have received a certificate of the Company addressed to Parent and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the same as at the Effective Date;

(b)	all representations and warranties of the Company under this Agreement shall have been true and correct on the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date), and Parent shall have received a certificate of the Company addressed to Parent and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the same as at the Effective Date;

(c)	during the Pre-Effective Date Period, there shall not have occurred or have been disclosed to the public if previously undisclosed to the public or Parent, a Material Adverse Effect in respect of the Company;

(d)	there shall not be pending any suit, action or proceeding by any Person: (i) seeking to prohibit or restrict the acquisition by Parent or any of its subsidiaries of any Common Shares, seeking to restrain or prohibit the consummation of the Arrangement or seeking to obtain from the Company or Parent any material damages directly or indirectly in connection with the Arrangement, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or any of its subsidiaries of the Company or any material portion of the business or assets of the Company or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate any portion of the business or assets of the Company or any of its subsidiaries, (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares to be acquired by them on all matters properly presented to the Shareholders, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries or (v) which, if successful, in the judgement of the Parent is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company;

(e)	the Shareholders of Common Shares representing in excess of 20% of the outstanding Common Shares shall not have exercised dissent or similar rights in connection with the Transactions; and

(f)	other than the Regulatory Approvals, all other consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Transactions, the failure of which to obtain would render completion of the Transactions unlawful, shall have been obtained or satisfied on terms satisfactory to Parent acting reasonably except for any which the failure to obtain or provide would not reasonably be expected to have a Material Adverse Effect on Parent and/or the Company.

Section 5.3 Additional Conditions Precedent to the Obligations of the Company

The obligations of the Company to complete the Transactions shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company):

(a)	all covenants of Parent under this Agreement to be performed on or before the Effective Time shall have been duly performed by Parent in all material respects, and the Company shall have received a certificate of Parent addressed to the Company and dated the Effective Date, signed on behalf of Parent by two senior executive officers of Parent (on Parent’s behalf and without personal liability), confirming the same as at the Effective Date;

(b)	all representations and warranties of Parent under this Agreement shall have been true and correct on the date of this Agreement and as of the Effective Time as if made on and as of such time (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date) and the Company shall have received a certificate of Parent addressed to the Company and dated the Effective Date, signed on behalf of Parent by two senior executive officers of Parent (on Parent’s behalf and without personal liability), confirming the same as at the Effective Date; and

(c)	Parent or Acquisition Sub shall have deposited with Computershare in escrow at or prior to the time of filing of the Articles of Arrangement the funds required to effect payment in full for all of the Common Shares to be acquired pursuant to the Arrangement and Computershare shall have confirmed to the Company receipt of these funds. The funds shall be held by Computershare in an escrow or restricted account agreement among Parent, Parents’ lead lenders, the Company and Computershare, reasonably satisfactory to all parties thereto, pursuant to which, among other things, Computershare shall be irrevocably instructed to release the funds (less any interest earned thereon) to Computershare, in its capacity as depositary, upon presentment by the Company to Computershare of a copy of the Certificate of Arrangement.

Section 5.4 Notice and Cure Provisions Generally for the Company’s Benefit

(a)	Parent and the Company will give prompt notice to the other of the occurrence, or failure to occur, at any time during the Pre-Effective Period of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of the other Party contained herein to be untrue or inaccurate on the date hereof or on the Effective Time such that the conditions set forth in Section 5.2 or Section 5.3, as applicable would not be satisfied as of the Effective Time; or

(ii)	result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Time such that the conditions set forth in Section 5.2 or Section 5.3, as applicable would not be satisfied as of the Effective Time.

(b)	Neither Parent nor the Company may seek to rely upon any conditions precedent contained in Section 5.1, Section 5.2 or Section 5.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Arrangement for acceptance by the Director, Parent or the Company, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Parent or the Company, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Company or Parent, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured (for greater certainty, except by way of disclosure in the case of representations and warranties), the other may not terminate this Agreement as a result thereof until expiration of a period of 10 days from such notice. If such notice has been delivered prior to the date of the Meeting, such Meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a material adverse effect on the Party in breach, this Agreement may not be terminated as a result of the cured breach.

Section 5.5 Satisfaction of Conditions

The conditions precedent set out in Section 5.1, Section 5.2 and Section 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Parent and the Company, a Certificate of Arrangement in respect of the Arrangement is issued by the Director.

ARTICLE 6

AMENDMENT AND TERMINATION

Section 6.1 Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, and any such amendment may without further shareholder approvals, subject to applicable Laws and the Interim Order, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any conditions precedent herein contained provided that any such change does not decrease the consideration payable to the Shareholders.

Section 6.2 Termination

This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and authorization of this Agreement by Shareholders:

(a)	by mutual written consent of Parent and the Company duly authorized by the boards of directors of Parent and the Company;

(b)	by either Parent or the Company if the Effective Time shall not have occurred on or before June 29, 2006; provided, however, that the right to terminate this Agreement under this Section 6.2(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)	by either Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which has become final and nonappealable and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(d)	by either Parent or the Company if the Arrangement Resolution shall have failed to receive the requisite vote for approval at the Special Meeting or at any adjournment or postponement thereof in accordance with the Interim Order;

(e)	by Parent if the Meeting has not occurred on or before June 15, 2006;

(f)	by Parent, if: (i) the Company’s board of directors withdraws, modifies, changes or qualifies its approval or recommendation of this Agreement or the Transactions in any manner adverse to Parent; or (ii) the Company’s board of directors or any committee thereof recommends or approves, or publicly proposes to recommend or approve, an Acquisition Proposal;

(g)	by Parent, if the Company’s board of directors fails to publicly affirm its approval or recommendation of the Transactions within five business days of any written request to do so from Parent (or, in the event that the Meeting shall be scheduled to take place within such five business days, prior to the scheduled time of the Meeting) provided that the written request is not provided during an Acquisition Proposal Assessment Period;

(h)	by the Company, if the Company publicly proposes to or does enter into a Proposed Agreement with respect to a Superior Proposal in compliance with the provisions of Section 4.3(f), provided that the Company has previously or concurrently will have paid to Parent the applicable Company Termination Payment and further provided that the Company has not breached any of its covenants, agreements or obligations in this Agreement;

(i)	by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 5.2(a) or (b) not to be satisfied and (ii) is incapable of being cured; or

(j)	by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 5.3(a) or (b) not to be satisfied and (ii) is incapable of being cured.

If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no Party shall have any further liability to perform its obligations under this Agreement except as provided in Section 6.3 and as otherwise expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in this Section 6.2 shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

Section 6.3 Break Fees

(a)	The Company shall pay the Company Termination Payment to Parent, by way of a wire transfer in immediately available funds to an account specified by Parent, if:

(i)	this Agreement is terminated in the circumstances set out in Section Section 6.2(f), (g) or (h);

(ii)	this Agreement is terminated by Parent pursuant to Section 6.2(i) as a result of the Company being in default of any of its obligations or covenants contained in Section 4.3; or

(iii)	(A) prior to the termination of this Agreement an Acquisition Proposal is publicly announced or otherwise made (a “Public Acquisition Proposal”); and (B) during the period commencing on the date hereof and ending 12 months following the termination of this Agreement (X) an Acquisition Proposal is consummated by the Person who publicly announced the Public Acquisition Proposal or any person acting jointly or in concert with such Person, or (Y) the Company’s board of directors approves or recommends an Acquisition Proposal with the Person who publicly announced the Public Acquisition Proposal, or the Company enters into a definitive agreement with respect to such Public Acquisition Proposal, and in either case that Acquisition Proposal is subsequently consummated at any time thereafter.

Such payment shall be due: (A) in the case of a termination specified in clause (i) or (ii) above, forthwith (and in any event within five business days) following the termination of this Agreement but prior to or concurrently with termination in the case of a termination pursuant to Section 6.2(h); and (B) in the case of the circumstances specified in clause (iii) above, prior to or concurrently with the consummation of the Acquisition Proposal.

(b)	The Company acknowledges that the amount set out in this Section 6.3 in respect of the Company Termination Payment represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Parent will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

Section 6.4 Remedies

Subject to Section 6.3, the Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE 7

GENERAL

Section 7.1 Advisors

Parent and the Company represent and warrant to each other that, with the exception of Citigroup Global Markets Inc. and TD Securities Inc., for whose fees and expenses Parent shall be solely liable, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Harris Nesbitt Corp. (“BMO”), for whose fees and expenses the Company shall be solely liable, no securityholder, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (other than professional fees), or to the reimbursement of any of its expenses, in connection with the Transactions or any similar transaction based upon arrangements made by or on behalf of Parent or the Company, as the case may be. The Company has provided to Parent true and complete copies of each agreement or understanding between either of Merrill Lynch or BMO, on the one hand, and the Company or any of its subsidiaries, on the other hand.

Section 7.2 Public Statements

Except as required by applicable Law or applicable stock exchange requirements, neither Parent nor the Company shall make any public announcement or statement with respect to the Transactions or this Agreement without the approval of the Company or Parent, respectively, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with Law or applicable stock exchange requirements. Moreover, in any event, each party agrees to give prior notice to the other of any public announcement relating to the Transactions or this Agreement and agrees to consult with each other prior to issuing each such public announcement. Each of Parent and the Company agrees that, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement, which press release shall, in each case, be satisfactory in form and substance to the other party acting reasonably.

Section 7.3 Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or email:

(a)	If to Parent or Acquisition Sub, at:

370 Woodcliff Drive

Suite 300

Fairport, NY 14450

Attention:	Thomas J. Mullin, Executive Vice President and General Counsel
Fax:	(585) 218-3605

with a copy to:

Osler, Hoskin & Harcourt LLP

P.O. Box 50

1 First Canadian Place

100 King St. West

Suite 6100

Toronto, Ontario M5X 1B8

Attention:	Donald C. Ross
Fax:	(416) 862-6666

(b)	If to the Company at:

441 Courtney Park Drive East

Mississauga, Ontario

L5T 2V3

Attention:	Donald L. Triggs, President and Chief Executive Officer
Fax:	(905) 358-7147

with a copy to:

Goodmans LLP

250 Yonge Street

Suite 2400

Box 24

Toronto, Ontario M5B 2M6

Attention:	David J. Matlow
Fax:	(416) 979-1234

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day prior to 4:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 4:00 p.m. local time or if such day is not a business day then the Notice shall be deemed to have been given and received on the next business day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

Section 7.4 Assignment

Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties, except that Parent may assign all or part of its rights or obligations, including the rights to acquire the Common Shares, without reducing its own obligations hereunder, to a wholly-owned subsidiary. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns. No third party shall have any rights hereunder unless expressly stated to the contrary.

Section 7.5 Further Assurances

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the Transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

Section 7.6 Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

Section 7.7 No Liability

(a)	No director or officer of the Parent or Acquisition Sub shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the Transactions on behalf of the Parent or Acquisition Sub.

(b)	No director or officer of the Company shall have any personal liability whatsoever to the Parent or Acquisition Sub under this Agreement, or any other document delivered in connection with the Transactions on behalf of the Company.

Section 7.8 Entire Agreement

This Agreement and the confidentiality agreement dated March 17, 2006 between the Company and Parent set out the entire agreement between the parties hereto in relation to the subject matter hereof and thereof. Without prejudice to the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that, except as expressly set forth in this Agreement, no representation, warranty or other assurance has been given by the Company.

Section 7.9 Appointment of Process Agent

The parties hereto irrevocably appoint the Persons named below as their respective agents to accept service of process in Toronto in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the relevant party:

for Parent and Acquisition Sub:

Osler, Hoskin & Harcourt LLP

P.O. Box 50

1 First Canadian Place

Toronto, Ontario M5X 1B8

Attention:	Donald C. Ross and Warren M. Katz
Fax:	(416) 862-6666

for the Company:

Goodmans LLP

250 Yonge Street, Suite 2400

Toronto, Ontario M5B 2M6

Attention:	David J. Matlow
Fax:	(416) 979-1234

Each party hereto shall inform each other party in writing of any change in the address of its process agent within 28 calendar days of such change. If such process agent ceases to be able to act as such or to have an address in Toronto, the relevant party irrevocably agrees to appoint a new process agent in Toronto acceptable to the other parties and to deliver to the other parties within 14 calendar days of receipt by the appointing party of written acceptance of such appointment a copy of a written acceptance of appointment by the new process agent. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by Law.

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Section 7.10 Binding Effect

This Agreement shall be binding upon and enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Merger Agreement as of the date first written above.

CONSTELLATION BRANDS, INC.

By:	/s/ Richard Sands
Name:	Richard Sands
Title:	Chairman and Chief Executive Officer

CONSTELLATION CANADA HOLDINGS LIMITED

By:	/s/ F. Paul Hetterich
Name:	F. Paul Hetterich
Title:	Chief Executive Officer

VINCOR INTERNATIONAL INC.

By:	/s/ Donald L. Triggs
Name:	Donald L. Triggs
Title:	President and Chief Executive Officer

By:	/s/ Richard G. Jones
Name:	Richard G. Jones
Title:	Executive Vice-President, Finance and Administration

SCHEDULE A

REGULATORY APPROVALS

Part A – Canada

•	Competition Act Approval, if the Commissioner contacts Parent and requires that it seek such approval.

•	Approval under the Investment Canada Act, on terms reasonably acceptable to Parent, it being agreed that the terms of the approval obtained in connection with Parent’s offer for the Common Shares in 2005 were acceptable to it.

Part B - United States

•	expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if the Federal Trade Commission contacts Parent and requires that the waiting period expire or be terminated.

SCHEDULE B

TRANSACTION RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act involving Vincor International Inc. (the “Corporation”), as more particularly described and set forth in the Management Information Circular (the “Circular”) of the Corporation accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

2. The plan of arrangement (the “Plan of Arrangement”) involving the Corporation, the full text of which is set out as Schedule C to the Agreement (the “Agreement”) made between Constellation Brands, Inc., Constellation Canada Holdings Limited and the Corporation (as the Plan of Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

3. The Agreement, the actions of the directors of the Corporation in approving the Agreement and the actions of the directors and officers of the Corporation in executing and delivering the Agreement and any amendments thereto are hereby ratified and confirmed.

4. Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of the Corporation are hereby authorized and empowered without further notice to or approval of the shareholders of the Corporation (i) to amend the Agreement or the Plan of Arrangement to the extent permitted by the Agreement, and (ii) subject to the terms of the Agreement, not to proceed with the Arrangement.

5. Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the seal of the Corporation or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the Act in accordance with the Agreement for filing.

6. Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby.

SCHEDULE C

PLAN OF ARRANGEMENT

UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Acquisition Sub” means Constellation Canada Holdings Limited, a corporation incorporated under the CBCA and being a wholly-owned subsidiary of Parent;

(b)	“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, unless otherwise expressly stated herein;

(c)	“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 of the Arrangement Agreement or Article 5 hereof;

(d)	“Arrangement Agreement” means the agreement dated April 2, 2006 among Parent, Acquisition Sub and the Company, as amended in accordance with section 6.1 thereof, providing for, among other things, the Arrangement;

(e)	“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

(f)	“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in Toronto, Ontario;

(g)	“CBCA” means the Canada Business Corporations Act, as amended;

(h)	“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

(i)	“Circular” means the notice of the Special Meeting and accompanying management proxy circular, including all schedules thereto, to be sent by the Company to Shareholders in connection with the Special Meeting;

(j)	“Common Shares” means the common shares in the capital of the Company;

(k)	“Company” means Vincor International Inc., a corporation amalgamated under the CBCA;

(l)	“Computershare” means Computershare Trust Company of Canada;

(m)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(n)	“Deferred Share Unit Plan” means the Deferred Share Unit Plan of the Company dated as of August 7, 2003, as the same may be amended from time to time;

(o)	“Depositary” means Computershare Trust Company of Canada at its offices set out in the Letter of Transmittal;

(p)	“Director” means the Director appointed pursuant to section 260 of the CBCA;

(q)	“Director DSU” means a deferred share unit allocated to a director of the Company pursuant to the terms of the Director DSU Plan;

(r)	“Director DSU Plan” means the directors’ deferred share unit plan of the Company effective as of August 12, 1998 and amended on August 5, 2004, as the same may be amended from time to time;

(s)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in section 3.1;

(t)	“Dissenting Holder” means any Shareholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

(u)	“DSU” means a deferred share unit allocated pursuant to the Deferred Share Unit Plan;

(v)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

(w)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

(x)	“Employee Share Purchase Plan” means the Employee Share Purchase Savings Plan dated September 6, 1999, as amended on March 1, 2001 and as further amended on August 7, 2003, and the Vincor Employee Contribution Plan dated September 6, 1999, as amended on March 1, 2001 and as further amended on November 1, 2004, each as may be amended from time to time;

(y)	“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(z)	“Governmental Authority” means any federal, national, supranational, provincial, regional, municipal, state, local or foreign government, governmental, regulatory or administrative authority, agency, bureau, department, instrumentality or commission or any court, tribunal, board, authority or judicial or arbitral body of competent jurisdiction;

(aa)	“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Special Meeting, as such order may be amended, as contemplated by section 2.3 of the Arrangement Agreement;

(bb)	“ITA” means the Income Tax Act (Canada), as amended;

(cc)	“Letter of Transmittal” means the letter of transmittal forwarded by the Company to Shareholders in connection with the Arrangement, in form accompanying the Circular;

(dd)	“Mailing Date” means the date of mailing of the Circular to Shareholders;

(ee)	“Notice of Dissent” means a notice given in respect of the exercise of Dissent Rights as contemplated in the Interim Order and as described in Article 3;

(ff)	“Option” means any option to purchase Common Shares granted under the Stock Option Plan;

(gg)	“Optionholders” means the holders of Options;

(hh)	“Parent” means Constellation Brands, Inc., a corporation existing under the laws of the State of Delaware;

(ii)	“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization or other entity of any kind or nature, as well as any syndicate or group that would be deemed to be a person under section 13(d)(3) of the Exchange Act;

(jj)	“Purchase Plan Shares” means Common Shares held by the Purchase Plan Trustee pursuant to the Employee Share Purchase Plan;

(kk)	“Purchase Plan Trustee” means Computershare, in its capacity as agent, administrative agent, record keeper and trustee under the Employee Share Purchase Plan pursuant to the Employee Share Purchase Plan, Agency, Trust and Administration Agreement dated September 6, 1999 between Montreal Trust Company of Canada and Vincor, as amended by Amendment No. 1 dated July 19, 2005 between Vincor and Computershare, as the same may be amended from time to time;

(ll)	“RSU” means a restricted share unit allocated to an eligible officer or employee of the Company or one of its subsidiaries pursuant to the terms of the Restricted Share Unit Plan;

(mm)	“RSU Shares” means the Common Shares purchased by the RSU Trustee and held in the fund established pursuant to the Restricted Share Unit Plan Trust Agreement dated June 15, 2004 between the Company and Computershare;

(nn)	“RSU Trustee” means Computershare, in its capacity as trustee pursuant to the Restricted Share Unit Plan Trust Agreement dated June 15, 2004 between the Company and Computershare;

(oo)	“Restricted Share Unit Plan” means the Restricted Share Unit Plan of the Company dated August 7, 2003 as the same may be amended from time to time;

(pp)	“Shareholders” means the holders of Common Shares whose names appear in the register of holders of Common Shares maintained by or on behalf of the Company and, where the context so provides, includes joint holders of such Common Shares;

(qq)	“Special Meeting” means the special meeting of Shareholders to be held to consider the Arrangement Resolution, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order; and

(rr)	“Stock Option Plan” means the Stock Option Plan of the Company adopted on June 6, 1996, as amended by Amendment No. 1 dated June 2, 2000, Amendment No. 2 dated June 7, 2001, Amendment No. 3 dated August 8, 2001, Amendment No. 4 dated May 30, 2002 and Amendment No. 5 dated August 8, 2002, as the same may be amended from time to time.

1.2	Interpretation Not Affected by Headings, Etc.

The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to “Article” or “section” followed by a number refers to the specified Article or section of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Arrangement Agreement or made at the direction of the Court in the Final Order and do not refer to any particular Article, section or other portion of this Plan of Arrangement.

1.3	Rules of Construction

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

1.7	Statutes

Any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulations or rule which amends, supplements or supersedes any such statute, regulation or rule.

ARTICLE 2

ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Parent and Acquisition Sub, (iii) all Shareholders and beneficial owners of Common Shares, and (iv) all registered and beneficial owners of Options, RSUs, DSUs and participants in the Employee Share Purchase Plan.

2.3	Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality, in each case effective at the Effective Time:

(a)	notwithstanding the terms of the Employee Share Purchase Plan,

(i)	all Purchase Plan Shares outstanding at the Effective Time shall be transferred to Acquisition Sub in exchange for $36.50 per Purchase Plan Share in cash paid by Acquisition Sub to the participants on whose behalf such Purchase Plan Shares are held; and

(ii)	all cash contributions held for the account of participants in the Employee Share Purchase Plan shall be paid by the Purchase Plan Trustee, at the direction of the Company, to such participants;

(b)	each Option, notwithstanding the terms of the Option Plan and any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be conditionally vested and exercisable, and:

(i)	each Option shall, without any further action by or on behalf of any Optionholder, be transferred by the Optionholder to the Company in exchange for a cash payment from the Company equal to the amount (if any) by which $36.50 exceeds the exercise price thereof, less applicable withholdings;

(ii)	each Option (whether or not then vested) shall immediately be cancelled and all option agreements related thereto shall be terminated and the Optionholders shall thereafter have only the right to receive the consideration to which they are entitled pursuant to this Section 2.3(b) at the time and in the manner specified in Article 4; and

(iii)	the Stock Option Plan shall be terminated;

(c)	notwithstanding the terms of the Restricted Share Unit Plan,

(i)	each RSU shall be deemed to be conditionally vested;

(ii)	all of the RSU Shares shall, without any further action by the holders of RSUs, be deemed to be released by the RSU Trustee to holders of RSUs in satisfaction of RSUs of an equivalent number; and

(iii)	all vested and unvested RSUs (other than those satisfied by RSU Shares pursuant to (ii) above) shall be cancelled and terminated by the Company and each holder thereof shall be paid by the Company, in exchange therefor, $36.50 in cash per RSU, less applicable withholdings;

(d)	each Common Share outstanding at the Effective Time (including the RSU Shares) and held by a Shareholder other than (i) a Dissenting Holder who is ultimately entitled to be paid the fair value of the Common Shares held by such Dissenting Holder or (ii) Parent, Acquisition Sub or any Affiliate thereof (which shall not be exchanged under the Arrangement and shall remain outstanding as a Common Share held by Parent, Acquisition Sub or any Affiliate thereof), shall be transferred to Acquisition Sub in exchange for $36.50 per Common Share in cash;

(e)	the names of the holders of the Common Shares transferred to Acquisition Sub shall be removed from the applicable registers of holders of Common Shares and Acquisition Sub shall be recorded as the registered holder of the Common Shares so acquired and shall be deemed the legal and beneficial owner thereof;

(f)	notwithstanding the terms of the Deferred Share Unit Plan, all DSUs shall be cancelled and terminated by the Company and each holder thereof shall be paid by the Company, in exchange therefor $36.50 in cash per DSU, less applicable withholdings;

(g)	notwithstanding the terms of the Director DSU Plan, all Director DSUs shall be cancelled and terminated by the Company and each holder thereof shall be paid by the Company, in exchange therefor $36.50 in cash per Director DSU, less applicable withholdings; and

(h)	the Deferred Share Unit Plan, the Director DSU Plan, the Restricted Share Unit Plan and the Employee Share Purchase Plan shall be terminated.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Rights of Dissent

(a)	Shareholders may exercise pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 the right of dissent in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order (the “Dissent Rights”) and holders who duly exercise such Dissent Rights and who:

(i)	are ultimately entitled to be paid fair value for their Common Shares shall be deemed to have transferred such Common Shares to Acquisition Sub on the Effective Date contemporaneously with the event described in section 2.3(d) in exchange for the fair value of such Common Shares; or

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Shareholder.

(b)	In no circumstances shall the Company, Acquisition Sub or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Common Shares in respect of which such rights are sought to be exercised.

(c)	For greater certainty, in no case shall Parent, Acquisition Sub, the Company or any other Person be required to recognize Dissenting Holders as holders of Common Shares after the Effective Time, and the names of such Dissenting Holders shall be deleted from the register of Shareholders on the Effective Date at the same time as the event described in section 2.3(d) occurs.

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1	Exchange of Certificates for Cash

(a)	At or before the time of filing of the Articles of Arrangement, Acquisition Sub shall deposit with the Depositary in escrow for the benefit of Shareholders, cash in the aggregate amount equal to the payments contemplated by sections 2.3(a) and 2.3(d). Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged for cash, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Parent shall cause the Depositary to deliver to such Shareholder, the cash which such Shareholder has the right to receive under the Arrangement for such Common Shares, less any amounts withheld pursuant to section 4.3 and any certificate so surrendered shall forthwith be cancelled. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Acquisition Sub.

(b)	Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented Common Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this section 4.1, less any amounts withheld pursuant to section 4.3. Any such certificate formerly representing Common Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company, Parent or Acquisition Sub. On such date, all Common Shares to which the former holder of such certificate was entitled shall be deemed to have been surrendered to Acquisition Sub and cash to which such former holder was entitled shall be deemed to have been surrendered to Parent.

(c)	At or before the Effective Time, the Company shall deposit with the Depositary the amount of cash required to satisfy the payment obligations of the Company pursuant to sections 2.3(b), 2.3(c), 2.3(f) and 2.3(g) such amount to be held for purposes of such obligations. The cash shall be held in a separate interest-bearing account and any interest earned on such funds shall be for the account of the Company. On or as soon as practicable after the Effective Date, the Depositary shall deliver on behalf of the Company to each Optionholder, each holder of RSUs, each holder of DSUs, each holder of Director DSUs and participants under the Employee Share Purchase Plan on whose behalf Purchase Plan Shares are being held by the Purchase Plan Trustee as reflected on the books and records of the Company a cheque representing the payment to which such holder is entitled in accordance with sections 2.3(b), 2.3(c), 2.3(f) and 2.3(g) against receipt of such documentation as Parent or the Company may reasonably require acknowledging the transfer and/or termination of the Options, RSUs, DSUs or Director DSUs, as the case may be, held by such holder.

(d)	Any payment made by way of cheque by the Depositary on behalf of Acquisition Sub or the Company that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Common Shares, Options, RSUs, DSUs, Director DSUs or Purchase Plan Shares, as the case may be, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquisition Sub or the Company, as applicable.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to Acquisition Sub and the Depositary in such sum as Acquisition Sub may direct, or otherwise indemnify Acquisition Sub and the Company in a manner satisfactory to Acquisition Sub and the Company, against any claim that may be made against Acquisition Sub and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

The Company, Acquisition Sub, Parent and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder (including Employee Share Purchase Plan participants on whose behalf the Purchase Plan Shares are being held, if required), Optionholder, holder of RSUs, holder of DSUs and holder of Director DSUs such amounts as the Company, Acquisition Sub, Parent or the Depositary is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Common Shares, Optionholder, holder of RSUs, holder of DSUs or holder of Director DSUs, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)	The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Parent and Acquisition Sub, (iii) filed with the Court and, if made following the Special Meeting, approved by the Court, and (iv) communicated to Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Special Meeting (provided that Parent and Acquisition Sub shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Special Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Special Meeting shall be effective only if (i) it is consented to by each of the Company, Parent and Acquisition Sub (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Shareholder.

(e)	This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in section 2.3 in accordance with the terms of the Arrangement Agreement.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.